Exhibit 5.1

[Letterhead of Winston & Strawn LLP]

March 31, 2006

Advanced Life Sciences Holdings, Inc.
1440 Davey Road
Woodridge, Illinois 60517

    Re:
    Form S-1 Registration Statement

Ladies and Gentleman:

        This opinion is being delivered by us, as counsel to Advanced Life Sciences Holdings, Inc., a Delaware corporation (the "Company"), in connection with the Company's Form S-1 Registration Statement to be filed with the Securities and Exchange Commission (the "Commission") on March 31, 2006 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to the registration of the offer and sale of up 15,350,196 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), including (i) 10,233,464 shares of Common Stock (the "Shares"), which may be offered by the Selling Shareholders (as defined in the Registration Statement) pursuant to the Registration Statement and (ii) 5,116,732 shares of Common Stock (the "Warrant Shares"), which may be offered by the Selling Shareholders pursuant to the Registration Statement after exercise of warrants to purchase Common Stock (the "Warrants"). This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

        In rendering the opinion set forth below, we examined and relied upon such certificates, corporate records, agreements, instruments and other documents, and examined such matters of law, that we considered necessary or appropriate as a basis for the opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

        Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

          1.     The Shares have been duly and validly authorized, and are fully paid and nonassessable; and

          2.     The Warrant Shares, upon issuance in accordance with the terms of the Warrants, shall be validly issued, fully paid and nonassessable; provided, however, that we have assumed that the issuance of the Warrant Shares will not cause the Company to exceed the number of authorized shares of Common Stock set forth in the Amended and Restated Certificate of Incorporation.

        The foregoing opinion is limited to the General Corporation Law of the State of Delaware. We express no opinion herein as to any other laws, statutes, regulations or ordinances. This opinion is given as of the date hereof and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes that may hereafter occur. This opinion is being furnished solely for the Company's benefit in connection with the issuance, offer and sale of the Shares and the Warrants and is not to be used, quoted or otherwise referred to for any other purpose without our prior written consent.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement. In giving such consent, we do not thereby concede that our firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,
/s/ WINSTON & STRAWN LLP Winston & Strawn LLP